EXHIBIT 2.5


                         CAPITAL CONTRIBUTION AGREEMENT

     CAPITAL CONTRIBUTION AGREEMENT (this "Agreement"), dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc., a Delaware corporation ("MFH"), and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("MFOC").


                              W I T N E S S E T H:

     WHEREAS, MFH desires to contribute all of the issued and outstanding common stock, par value $.01 per share ("The Capital Contribution") of The Mrs. Fields' Brand, Inc. ("Brand") to MFOC as a capital contribution; and

     WITNESSETH, the parties intend for the Capital Contribution to be a capital contribution for federal income tax purposes.

     NOW, THEREFORE, in consideration of the mutual agreements set forth herein:

          7 MFH does hereby contribute the Capital Contribution to the capital of MFOC.

          8    MFOC hereby accepts the Capital Contribution from MFH.

          9 Brand shall continue as a Delaware corporation and a wholly owned subsidiary of MFOC.

     This Agreement shall inure to the benefit of MFH and MFOC and their respective successors and assigns and shall be binding upon MFH and MFOC and their respective successors and assigns, effective immediately upon its delivery. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.



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     IN WITNESS  WHEREOF,  the parties  hereto have duly  executed  this Capital
Contribution Agreement as of the day and year first above written.


                                              MRS. FIELDS' HOLDING COMPANY, INC.



                                                           By:__/s/ Michael Ward
                                                              Name: Michael Ward
                                                                     Title: V.P.


                                             MRS. FIELDS' ORIGINAL COOKIES, INC.



                                                            By: /s/ Michael Ward
                                                              Name: Michael Ward
                                                                     Title: V.P.